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                                                                     EXHIBIT 4.1

                                PROMISSORY NOTE


$8,000,000.00                   Houston, Texas                   August 14, 1996


         FOR VALUE RECEIVED, the undersigned, UTI Energy Corp., a Delaware corporation ("Maker"), hereby promises to pay to the order of The Trust Company of Oklahoma Successor Trustee of The Sam K. Viersen Jr. Trust dated September 9, 1986 as Amended and Restated on May 11, 1994 (the "Payee"), in Tulsa, Oklahoma, at the offices of Trust Company of Oklahoma, 5727 South Lewis Avenue, Tulsa, Oklahoma 74136, on or before August 14, 1998 (the "Maturity Date"), in lawful money of the United States of America, the principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), in like money, at said office, at a rate per annum equal to 6%.

         All past due principal of and interest on this Note shall bear interest from the due date thereof (whether by acceleration or otherwise) until paid at a per annum rate equal to 6%.

         Subject to Maker's right of set-off described below, the outstanding principal balance of this Note shall be due and payable as follows:

         1. On August 14, 1997 (or, if not a Business Day (hereinafter defined), the first Business Day thereafter), a principal payment of $1,500,000.00, together with accrued and unpaid interest as of such date;

         2. On February 14, 1998 (or, if not a Business Day, the first Business Day thereafter), a principal payment of $1,500,000.00, together with accrued and unpaid interest as of such date; and

         3. On the Maturity Date (or, if not a Business Day, the first Business Day thereafter), all outstanding principal, together with accrued and unpaid interest as of such date.

The foregoing notwithstanding, all unpaid accrued interest on this Note, and the outstanding unpaid principal balance hereof, shall be immediately due and payable in full upon the maturity of the principal of this Note, whether by acceleration or otherwise. "Business Day" shall mean any day on which banks are open for general banking business in the State of Texas, other than on Saturday, Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

         Maker shall have the right and privilege of prepaying this Note, in whole or in part, at any time or from time to time without premium or penalty or notice to the holder hereof. All amounts prepaid shall be applied first to earned, accrued and unpaid interest and the balance, if any, shall be applied to the payment of principal. As an incentive to Maker to prepay this Note, if the Maker prepays $7,650,000.00 principal amount of this Note, together with accrued





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and unpaid interest, on or before February 14, 1997, this Note shall be paid in full, and Maker shall have no further obligation, and Payee shall have no further rights, hereunder. In the event of such prepayment, the difference between the face amount of this Note and $7,650,000.00 shall, for all purposes, be deemed to be a downward adjustment to the Purchase Price, as that term is defined in that certain Stock Purchase Agreement dated August 14, 1996, by and between Maker and Payee (the "Stock Purchase Agreement").

         If any one of the following events shall occur and be continuing (an "Event of Default"):

                 (a) Maker shall fail to pay timely when due, the principal of, or accrued unpaid interest on, this Note, which shall remain uncured for 5 days after such due date; or

                 (b)(i) Default shall be made in the due observance or performance of, or compliance with, any of the covenants or agreements contained herein or (ii) the occurrence of any event or circumstance which constitutes an "event of default" under any security agreement or other instrument securing payment hereof, which shall remain uncured for 20 days after notice to Maker; or

                 (c) Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or of all or a substantial part of its property, or (ii) generally fail to pay its debts as they come due in the ordinary course of business, or (iii) commence, or file an answer admitting the material allegations of or consenting to, or default in a petition filed against it in, any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to have an order for relief entered with respect to it under the federal Bankruptcy Code 11 USC Section 101 et. seq., or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or the similar relief with respect to it or its debt; or

                 (d) A receiver, conservator, liquidator, custodian or trustee of Maker or any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or Maker obtains an order for relief under the federal Bankruptcy Code 11 USC Section 101 et. seq.; or any of the property of Maker is sequestered by court order; or a petition is filed or a proceeding is commenced against Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, which remains unstayed and in effect for 60 consecutive days, then the Payee, at its option, may declare the unpaid principal portion of this Note to be forthwith due and payable, whereupon the said portion of this Note and all accrued, earned and unpaid interest shall become immediately due and payable by Maker without demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Maker, or any other person liable hereon or with respect hereto, all of which are hereby expressly





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waived by Maker and each other person liable hereon or with respect hereto, anything contained herein or in any other documents or instruments to the contrary notwithstanding; and upon the happening of any Event of Default referred to in paragraphs (c) or (d), the unpaid principal portion of this Note and all other interest on this Note then accrued, earned and unpaid shall become automatically due and payable by Maker without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Maker or any other person liable hereon or with respect hereto, all of which are expressly waived by Maker and each other Person liable hereon or with respect hereto, anything contained herein or in any document or instrument to the contrary notwithstanding.

         As provided in the Stock Purchase Agreement, Maker shall have the right to set-off, apply and reduce against its obligations hereunder (principal or interest, at the option of the Maker) any amounts owing by Payee to Maker as a result of Payee's indemnity obligations under the Stock Purchase Agreement. Maker will give written notice to Payee of any exercise of said set-off, including the amount owed Maker by Payee under Article VI of the Stock Purchase Agreement that Maker desires to set-off against principal or interest owed by Maker hereunder; provided, however, the failure to give such notice shall in no manner affect the right of Maker in respect to set-offs and corresponding applications of funds.

         This Note is secured by all security agreements, collateral assignments and lien instruments executed by the Maker in favor of Payee, or executed by any other party as security for this Note, including without limitation, security agreement(s) of even date herewith by Maker in favor of Payee.

         This Note shall be governed by and construed in accordance with the internal laws of the State of Oklahoma and applicable federal laws of the United States of America. This Note has been delivered and accepted and is payable at Tulsa, Oklahoma.

         EXECUTED AND EFFECTIVE as of the day and year first above written.

                                        MAKER:

                                        UTI ENERGY CORP.


                                        By:         /s/  VAUGHN E. DRUM
                                           -------------------------------------
                                                  Name:  Vaughn E. Drum
                                                       -------------------------
                                                  Title: President
                                                        ------------------------



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